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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                SCHEDULE 14D-1
                           Tender to Offer Statement
     Pursuant to Section 14(d)(1) of the Securities Exchange Act of 1934
                               (Amendment No. 8)


                      GREAT WESTERN FINANCIAL CORPORATION
                      (Name of Subject Company ([Issuer])

                            H.F. AHMANSON & COMPANY
                                   (Bidder)

                    COMMON STOCK, PAR VALUE $1.00 PER SHARE
                        (Title of Class of Securities)

                                   391442100
                     (CUSIP Number of Class of Securities)


                             MADELEINE A. KLEINER
              SENIOR EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                           H. F. AHMANSON & COMPANY
                             4900 RIVERGRADE ROAD
                          IRWINDALE, CALIFORNIA 91706
                                (818) 960-6311
         (Name, Address and Telephone Number of Person Authorized to
            Receive Notices and Communications on Behalf of Bidder)

                                  COPIES TO:

                                H. RODGIN COHEN
                              ALAN J. SINSHEIMER
                              SULLIVAN & CROMWELL
                               125 BROAD STREET
                           NEW YORK, NEW YORK 10004
                                (212) 558-4000

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ITEM 11.  MATERIAL TO BE FILED AS EXHIBITS

99.(a)(16)    Letter dated May 31, 1997.


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                                   SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  June 2, 1997                   H. F. AHMANSON & COMPANY


                                               /s/ Tim S. Glassett
                                       ----------------------------------
                                       By:  Tim S. Glassett
                                            First Vice President and
                                              Assistant General Counsel